United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 7, 2008

MetroCorp Bancshares Inc.
(Exact name of registrant as specified in its charter)

TX	000-25141	76-0579161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Bellaire Boulevard, Suite 252 Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (713) 776-3876

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

As described in more detail under the caption "Item 2.06 Material Impairments" below, on July 7, 2008, MetroCorp Bancshares, Inc. (the "Company") issued a press release disclosing information with respect to a non-cash impairment charge taken as of June 30, 2008. A copy of the July 7, 2008 press release is being furnished as Exhibit 99.1 to this report.

Item 2.06. Material Impairments.

The Company determined that it will recognize a non-cash impairment charge of approximately $1.5 million pre-tax or approximately $900,000 after-tax as of June 30, 2008, as a result of an other-than-temporary impairment in the value of the $14.2 million investment in the AMF Ultra Short Mortgage Fund (the "Fund") that its wholly-owned subsidiary, MetroBank, N.A., holds in its investment securities portfolio. Such a charge will decrease net income.

The non-cash impairment charge during the second quarter of 2008 will be partially offset by net gains on the sale of other real estate and the sale of securities and loans during the quarter, which totaled approximately $750,000 pre-tax.

Subsequent to March 31, 2008, the net asset value ("NAV") of the Fund declined significantly primarily due to uncertainty in spreads in the bond market for mortgage-related securities particularly during the second quarter. The decline is not attributable to credit losses of the underlying securities of the Fund, but is instead a reflection of downgrades of the securities in the Fund's portfolio by one or more of the three major rating agencies, and general market conditions for private label mortgage-backed securities.

In May 2008, the asset manager of the Fund advised the Company that it had activated the redemption in kind provisions. Due to the continued decline in the NAV of the Fund and the asset manager's decision to activate the redemption in kind provision, the Company determined that the investment in the Fund was other than temporary. The Company expects to redeem its shares in the Fund for cash and securities during the third quarter of 2008, and expects to receive $250,000 in cash, with the remainder of the value of its shares in the Fund to be distributed in the form of securities held by the Fund equal to the Company's respective interest in such securities.

The redemption of securities from the Fund will result in the Company receiving all of the principal payments, including prepayments, made each month on the securities and will eliminate the 45 basis point fund management fee currently assessed on the securities held in the Fund. The withdrawal of securities from the Fund will also eliminate the non-maturity characteristic associated with investments in a mutual fund since each individual security will have a final maturity date. A listing of the non-agency private label securities held in the Fund as of May 30, 2008 is available at www.amffunds.com.

Although the Company has not made a final determination and is continuing to evaluate the matter, it anticipates classifying a substantial portion of the securities it receives in connection with the redemption as available-for-sale.

Management of the Company also reviewed the impairment related to two other mutual funds with a total book value of approximately $5.7 million as of June 30, 2008 and determined that the impairment on one fund was other-than-temporary. Accordingly, the Company took a non-cash charge of approximately $50,000 after-tax. The unrealized loss on the remaining fund was approximately $34,000 at June 30, 2008 and such impairment was determined to not be other-than-temporary.

The statements contained in this current report on Form 8-K that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; (7) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (8) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; and (9) the factors discussed in documents filed from time to time by the Company with the Securities and Exchange Commission. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.         Description

99.1                   Press release issued by MetroCorp Bancshares, Inc. on July 7, 2008.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MetroCorp Bancshares Inc. (Registrant)
July 7, 2008 (Date)	/s/ DAVID C. CHOI David C. Choi Chief Financial Officer